Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES $1 BILLION REFINANCING

BY SUBSIDIARY MONITRONICS INTERNATIONAL

Englewood, CO - March 26, 2012 - Ascent Capital Group, Inc (“Ascent” or the “Company”) (Nasdaq: ASCMA) announced today that its wholly-owned subsidiary, Monitronics International, Inc. (“Monitronics”), has closed its previously announced offering of $410 million of 9.125% senior notes due 2020. Concurrent with the closing of the notes offering, Monitronics entered into a floating rate senior secured credit facility providing for term loans of $550 million and a revolving credit facility of up to $150 million. The Term Loan matures in six years and was coupled with an interest rate swap arrangement resulting in an effectively fixed interest rate of 6.3%. The Revolving Facility matures in five years and was undrawn at closing.  The proceeds of the note offering and the term loans, together with cash on hand, were used to retire all of Monitronics’ previously outstanding debt and settle all related derivatives.

“We are pleased with the outcome of this refinancing,” said Mike Haislip, President and Chief Executive Officer of Monitronics International. “The result underscores the confidence that the financial markets have in our business model and provides greater operational flexibility. We are well positioned to build on the profitable growth the company has experienced since its inception and look forward to continuing to successfully execute our business plan.”

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com